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                                                                 EXHIBIT 10.7(f)



                                FREEMARKETS, INC.
                SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN
                                GRANT CERTIFICATE

This Grant Certificate, dated February 22, 2001, evidences the grant of an option (the "Option") pursuant to the provisions of the Second Amended and Restated Stock Incentive Plan (the "Plan") of FreeMarkets, Inc. (the "Company") to the individual whose name appears below (the "Participant"), covering the specific number of shares ("Shares") of Common Stock of the Company, par value $.01 per share ("Common Stock") set forth below, pursuant to the provisions of the Plan and on the terms and conditions set forth below. Defined terms used in this Grant Certificate and not otherwise defined herein shall have the meanings set forth in the Plan.

1.   Name of Participant: Thomas J. Meredith

2    Number of Shares subject to the Option: One Million Shares

3. Exercise price per Share subject to the Option: Closing price of a share of Common Stock on February 22, 2001

4.   Date of grant of the Option: February 22, 2001

5.   Exercise Period: February 22, 2001 through February 21, 2011 (subject to
     Section 9 hereof)

6.   Type of option: Nonqualified Stock Option

7. Vesting: The Option shall vest in equal monthly installments beginning on March 22, 2001 and ending on March 22, 2003, provided that Participant is serving as a member of the Board of Directors of the Company (the "Board") on the applicable vesting date. Once a vesting date has occurred, the vested portion of the Option may be exercised at any time and from time to time by the Participant during the Exercise Period. The unvested portion of the Option may be exercised at any time and from time to time by the Participant during the Exercise Period in exchange for the issuance of Restricted Stock which shall be subject to repurchase by the Company for the Exercise Price. The Company's right to repurchase Restricted Stock shall lapse in equal monthly installments corresponding to the vesting dates applicable to the Option.

8. Payment: Full payment for Shares purchased upon exercise of the Option shall be made at the time of exercise, in either cash or by the delivery of a promissory note (the "Note") providing for interest at the "Applicable Federal Rate" as defined in the Code. The principal amount of the Note, together with accrued interest, shall be payable in a lump sum on the earlier of (i) the date of termination of Participant's service as a member of the Board; (ii) the sale of Shares which have been paid for pursuant to the delivery of the Note, provided that in the case of a sale of less than all of such Shares, the principal amount and accrued interest which is due shall be calculated by multiplying the original total principal amount by a fraction, the numerator of which is the number of Shares being sold and the denominator of




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     which is the total number of Shares purchased upon exercise of the Option, and each such payment of principal shall be accompanied by interest accrued on the portion of the principal being repaid; or (iii) three years from the date of such exercise. The Participant shall also remit to the Company at the time of exercise, if requested by the Company, an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise.

9. Termination of Option: All rights to exercise the Option shall terminate on the first to occur of:

          a.   February 21, 2011;

          b. Sixty days following the termination of Participant's service as a member of the Board; or

          c. Upon the occurrence of a Change of Control, if so determined by the Board, and subject to Section 10 hereof.

10. Change of Control: The Option shall automatically accelerate and become exercisable in full immediately prior to the effective date of a Change of Control, and any repurchase rights of the Company with respect to Restricted Stock acquired by Participant upon exercise of the Option shall lapse upon the effective date of a Change of Control. Any Options that are not so exercised will terminate effective upon a Change of Control unless otherwise provided in the agreements applicable to such Change of Control.

11. In consideration for the grant of the Option, the Participant agrees to (i) continue to serve on the Board for his current term expiring in 2003 and to stand for reelection to the Board at the 2003 Annual Meeting of the Stockholders of the Company, (ii) continue to serve as a member of the Board for the term expiring at the 2006 Annual Meeting of the Stockholders of the Company, (iii) continue to serve as Chairman of the Audit Committee of the Board for such periods as he is requested by the Board to do so, and
     (iv) abide by the conflict of interest and other guidelines for Board members established by the Board.

The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference (including but not limited to capitalized terms not otherwise defined herein), and the Option is subject to such terms and conditions in all respects except as specifically set forth herein. This Grant Certificate and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

Accepted and Agreed:                    FreeMarkets, Inc.


/s/ Thomas J. Meredith                  By: /s/ Glen T. Meakem
-----------------------------              -------------------------------
Thomas J. Meredith                      Name: Glen T. Meakem
                                        Title: Chief Executive Officer







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